Exhibit 99.1
News Release

NYSE: MMP

Date:    Oct. 15, 2012
Contact:    Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Completes Two-for-One Split of Limited Partner Units

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) has completed the previously announced two-for-one split of its limited partner units, which will begin trading on a post-split basis today.
Holders of record on Sept. 28, 2012 received one additional limited partner unit at the close of business on Oct. 12 for each unit owned on the record date. The partnership now has approximately 226.2 million units outstanding.
As a result of the two-for-one split, the current annualized cash distribution rate is now $1.885 per unit, or 47.125 cents per unit on a quarterly basis.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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